Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Separation Agreement”) among Select Energy Services, Inc. (the “Company”), Select Energy Services, LLC (“Select LLC”) and Mitchell M. Shauf (“you” and similar words) sets forth certain terms of your separation from the Company and Select LLC.

By signing this Separation Agreement, you and the Company agree as follows:

1.Status of Employment

You agree that you will terminate from your position as the Company’s Executive Vice President, Water Solutions, on August 31, 2020 (such date, the “Separation Date”).  You also agree that, as of the Separation Date, you will resign from all other positions (including any directorships) you hold with, and as an employee of, the Company, Select LLC and their subsidiaries and affiliates, as applicable, and that you will promptly execute any reasonable and lawful documents and take any reasonable and lawful actions as may be necessary or reasonably requested by the Company or Select LLC to effectuate or memorialize your termination from all positions with the Company, Select LLC and their subsidiaries and affiliates.

2.Consulting

To assist the Company with the transition of your responsibilities and duties, during the period from September 1, 2020 through August 31, 2021 (the “Consulting Period”), you will provide consultation to the Company on a non-exclusive basis as a consultant on such matters related to the Company, its business, operations, customer relations and industry associations, and industries it serves, as the Company’s Chief Executive Officer or her designee may reasonably request (the “Consulting Services”), subject to the following terms and conditions:

●	Regarding the Consulting Services, you will report directly and be accountable directly to the Company’s Chief Executive Officer;
●	Your obligations during the Consulting Period as set forth in this Section 2 shall not require you to work any definite hours, and all scheduling shall take into account your personal and family plans so as not to interfere unreasonably with those plans;
●	During the Consulting Period, you will at all times be and remain an independent contractor and will not be covered as or be recognized as an employee under any benefit plans of the Company. You shall be free to exercise your own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company; and
●	In consideration of (a) you signing this Separation Agreement, (b) you signing, no earlier than the Separation Date, and no later than 21 days

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following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release and (c) your performance of the Consulting Services, the Company will pay to you a fee in cash at the rate of $17,500 per month (the “Consulting Fee”), which Consulting Fee will be payable in conformity with the Company’s or Select LLC’s customary payroll practices.

The Company shall reimburse you for all reasonable and documented expenses incurred by you at the request of the Company in the performance of the Consulting Services under this Separation Agreement.  You shall not be obligated to make any advance to or for the account of the Company, nor shall you be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided.  Notwithstanding the foregoing, all significant expenses to be incurred by you in connection with the Consulting Services shall require the prior written (including e-mail) approval of the Chief Executive Officer of the Company.  If any reimbursements or in-kind benefits provided by the Company pursuant to this Separation Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents; (ii) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

The Consulting Period and the Consulting Services will terminate automatically upon your death or disability (as reasonably determined by the Board of Directors of the Company (the “Board”)).  You or the Company may terminate the Consulting Services at any time, and the Company will cease to have any obligation to pay the Consulting Fee for any period following such termination; provided, however, that if the Company terminates the Consulting Services other than due to Cause, if the Consulting Services terminate as a result of your death or disability, or if there is a Change in Control of the Company, as defined in the Equity Plan (as defined herein), and the Consulting Services are terminated, the Company will pay to you (or your estate, as applicable) the unpaid portion of the Consulting Fee for the full Consulting Period as soon as practicable (but no later than 30 days) following such termination or Change in Control.

For purposes of this Separation Agreement, “Cause” means:  (a) your material breach of this Separation Agreement or any other written agreement between you and the Company, Select LLC or any of their subsidiaries or affiliates; (b) your

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material failure to follow any law applicable to your consulting relationship with the Company, or your breach of any material policy or code of conduct established by the Company or its subsidiaries or affiliates and applicable to you; (c) your gross negligence, willful misconduct, fraud, theft or embezzlement; (d) the commission by you of, or conviction or indictment of you for, or plea of nolo contendere by you to, any felony (or state law equivalent) or any crime that constitutes a misdemeanor involving moral turpitude; or (e) your willful failure or refusal, other than due to disability (as reasonably determined by the Board), to perform your obligations pursuant to this Separation Agreement or to follow any reasonable and lawful directive from the Chief Executive Officer of the Company, as determined by the Company;  provided, however, that if your actions or omissions as set forth in this definition of “Cause” are of such a nature that the Company determines that they are curable by you, such actions or omissions must remain uncured for 30 days after the Company first provided you written notice of the obligation to cure such actions or omissions in order to constitute “Cause” under this definition.

You acknowledge and agree that in your performance of the Consulting Services, you will be brought into frequent contact with existing and potential customers of the Company.  You also agree that trade secrets and confidential information of the Company, more fully described in Section 9(d) of the Employment Agreement, dated January 14, 2019, between the Company and you (the “Employment Agreement”), gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company.  You may also be provided with specialized training, during the term of this Separation Agreement.  You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business (as defined in Section 10(f)(i) of the Employment Agreement) that you not compete with the Company during the period of your engagement with the Company and not compete with the Company for a reasonable period thereafter, as further provided in this Separation Agreement.

3.Accrued Obligations

No later than 30 days after the Separation Date, the Company will pay to you a lump sum in cash equal in amount to the sum of the following, subject to applicable tax withholding (the “Accrued Payments”):

●	your base salary earned through the Separation Date, to the extent not theretofore paid; plus
●	your business expenses that are reimbursable pursuant to Section 5 of the Employment Agreement, but have not been reimbursed by the Company as of the Separation Date.

Except as modified pursuant to this Separation Agreement, you will also be entitled to any accrued vested benefits under any other benefit plans, programs or arrangements of the Company, Select LLC or their appropriate affiliates (including

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any vested benefits under the Company’s qualified and nonqualified retirement plans), subject to the terms of such plans, programs or arrangements (the “Accrued Benefits,” and, together with the Accrued Payments, the “Accrued Obligations”).

4.Additional Benefits

As further consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 21 days following the Separation Date, the Release, and letting the Release become effective as set forth in the Release, you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Additional Benefits”).

The Consulting Fee, the Accrued Obligations and the Additional Benefits will be in full satisfaction of any amounts due under the Employment Agreement, the Select Energy Services, Inc. 2016 Equity Incentive Plan (the “Equity Plan”), and any other compensation arrangements of the Company and Select LLC.  You acknowledge and agree that the Consulting Fee and the Additional Benefits do not constitute a benefit to which you would otherwise be entitled as a result of your employment with Select LLC or affiliation with the Company, that the Consulting Fee and the Additional Benefits would not be due unless you sign the Release, and that the Consulting Fee and the Additional Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.

5.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the applicable covenants set forth in Sections 8, 9, 10 and 11 of the Employment Agreement, which in each case expressly survive the termination of your employment (the “Restrictive Covenants”).  You further agree that, for purposes of such Restrictive Covenants, as applicable, the Prohibited Period (for purposes of the use of such term in the Employment Agreement) shall continue until, and shall end on, August 31, 2023.

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, its subsidiaries, or its affiliates, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and its subsidiaries’ and affiliates’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Select Energy Services, Inc. and Select Energy Services, LLC, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.  This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

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In addition to any other legal or equitable remedies available to the Company, in the event of any breach by you of the Restrictive Covenants or the non-disparagement provisions of the immediately preceding paragraph, the Company and its affiliates will be relieved of any obligation to pay or provide the Additional Benefits or the Consulting Fee or to continue your Consulting Services.

Notwithstanding anything in this Separation Agreement or the Employment Agreement to the contrary, nothing in this Separation Agreement or the Employment Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

6.Limitations

Nothing in this Separation Agreement, the Employment Agreement or the Release shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement, the Employment Agreement or the Release could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

7.Other Acknowledgements

No Company or Select LLC policy or individual agreement between the Company or Select LLC and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company or Select LLC’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company and Select LLC nonetheless assert and do not waive their attorney-client privilege over any information appropriately protected by privilege.  By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company, Select LLC or any of their legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives (the “Released Parties”).  You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Employment Agreement in connection with

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the termination of your employment with Select LLC.  The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments.

8.Certain Claims

The Company’s obligation to make the payments and provide the benefits provided for in this Separation Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or Select LLC may have against you to the extent such set-off or other action does not violate Section 409A of the Code, as amended.  You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement.  Failure by any party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

9.No Re-Employment

You understand that your employment with Select LLC terminates on the Separation Date.  Except for your performance of the Consulting Services during the Consulting Period, you agree that you will not seek or accept employment with the Company or Select LLC without written approval from the Board, including assignment to or on behalf of the Company or Select LLC as an independent contractor or through any third party, and the Company and Select LLC have no obligation to consider you for any future employment or assignment.

10.Review of Separation Agreement

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement and the Release no earlier than the Separation Date and no later than 21 calendar days following the Separation Date, and not revoking the Release.

11.Return of Property

You affirm that you have, or will have within a reasonable time after the Separation Date, returned to the Company in reasonable working order all Company Property, as described more fully below.  “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents.  Such documents may include but are not limited to customer lists, financial statements, cost data, price

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lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium.  You further agree that you will not retain any copies or duplicates of any such Company Property.

12.Future Cooperation

Following the termination of the Consulting Period, you agree that you shall respond to reasonable requests for information from the Company or Select LLC regarding matters that may arise in their business.  You further agree to fully and completely cooperate with the Company and Select LLC, their advisors and their legal counsel with respect to any litigation that is pending against the Company or Select LLC and any claim or action that may be filed against the Company or Select LLC in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company or Select LLC in preparing defenses to any pending or potential future claims against the Company or Select LLC.  In the event your cooperation is needed following the conclusion of the Consulting Agreement herein, the Company agrees to (or to cause one of its affiliates to) pay you a reasonable fee commensurate with the cooperation requested.  The Company also agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company or Select LLC, with any such payments/reimbursements to be made in accordance with the Company’s expense reimbursement policy as in effect from time to time.

13.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Consulting Fee, the Accrued Obligations and the Additional Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company or Select LLC, and the Company and Select LLC have not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement, the Consulting Fee, the Accrued Obligations or the Additional Benefits. For purposes of Section 409A of the Code, each installment payment provided under this Separation Agreement shall be treated as a separate payment.

14.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement, you have relied only on the promises written in this Separation

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Agreement and not on any other promise made by the Released Parties, the Company, Select LLC or any past, present or future parents, subsidiaries or affiliates of the Company or Select LLC (collectively, the “Select Energy Companies”).  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement and the Release contains the entire agreement between the Company, other Select Energy Companies and you regarding your departure from the Company and Select LLC, except that all post-employment covenants contained in the Employment Agreement remain in full force and effect.  The Accrued Obligations and the Additional Benefits are in full satisfaction of any severance benefits under the Employment Agreement, the Equity Plan, and of any other compensation arrangements between you and the Company or the Select Energy Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and Select LLC and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Texas, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Texas.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, you, the Company and Select LLC have executed this Separation Agreement as of the dates set forth below.

MITCHELL M. SHAUF

_______________________________________

Date: __________________________________

Select Energy Services, Inc.

By:

Name: ____________________

Title: ____________________

Date: __________________________________

Select Energy Services, LLC

By:

Name: ____________________

Title: ____________________

Date: __________________________________

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Exhibit A

Release

This Release is among Select Energy Services, Inc. (the “Company”), Select Energy Services, LLC (“Select LLC”) and Mitchell M. Shauf (“you” and similar words), in consideration of the benefits provided to you and to be received by you from or on behalf of the Company as described in the Separation and Consulting Agreement among the Company, Select LLC and you, dated as of the applicable date referenced therein (the “Separation Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, you, the Company and Select LLC hereby agree as follows:

1.Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and Select LLC and each and all of their legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company, Select LLC or their affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990

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(the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, The Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Texas Commission on Human Right/Texas Employment Discrimination Law, as amended, the Texas Labor Code, the Texas Health and Safety Code, the Texas Disability Discrimination Law, as amended, the Texas Minimum Wage Act, or the Texas Wage Payment Law (the “Release”).

2.Scope of Release

Nothing in this Release (a) shall release the Company or Select LLC from any of their obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company or Select LLC from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company or Select LLC to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company or Select LLC with, communicate with, or participate in any investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.  Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.

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3.Review of Release

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims under the ADEA that are waived and released by this Release, including claims relating to employment discrimination based upon age, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company, Select LLC and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the Release does not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of 21 days in which to consider and execute this Release (although you may elect not to use the full 21-day period at your option); (h) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company, care of Adam R. Law, Senior Vice President, General Counsel & Corporate Secretary, 1233 W. Loop S., Suite 1400, Houston, TX 77027 (e-mail: ALaw@selectenergyservices.com) prior to the expiration of such seven-day revocation period.  If you revoke the Release within such seven-day revocation period, it shall be null and void.

4.Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement among you and the Company and Select LLC, and take priority over any other written or oral understanding or agreement that may have existed in the past.  You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company and Select LLC.  Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the Consulting Fee and the Additional Benefits (as defined in the Separation Agreement) or to execute a release that is legal and enforceable.

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I agree to the terms and conditions set forth in this Release.

MITCHELL SHAUF

____________________________

Date: _______________________

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Exhibit B

Additional Benefits

1.	Short-Term Incentive Bonus Payment. The Company shall pay, or cause to be paid, to you an amount equal to the annual bonus that you reasonably would have earned under the Company’s short-term incentive bonus program for 2020 had you remained employed by the Company as of December 31, 2020, pro-rated based on the number of days you are employed by the Company during the 2020 calendar year through the Separation Date, in a lump sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company through December 31, 2020 (but in no event later than March 15, 2021);
2.	COBRA Reimbursements. During the portion, if any, of the 12-month period following the Separation Date (the “Reimbursement Period”) for which you elect to continue coverage for you and your spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse you on a monthly basis for the difference between the amount you pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company or Select LLC pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to you on the Company’s or Select LLC’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium payment having been paid by you, which documentation shall be submitted by you to the Company within 30 days following the date on which the applicable premium payment is paid. You shall be eligible to receive such reimbursement payments until the earliest of: (a) the last day of the Reimbursement Period; (b) the date you are no longer eligible to receive COBRA continuation coverage; and (c) the date on which you become eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by you); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain your sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and you shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to you without such adverse impact on the Company or such affiliates.
3.	Treatment of Equity Awards. Subject to you continuing to provide the Consulting Services through the end of the Consulting Period, your outstanding Company restricted shares and performance stock units will be treated as set forth below, notwithstanding anything to the contrary in the applicable award agreements; provided, however, that if the Company terminates the Consulting Services prior to the end of the Consulting Period other than due to Cause (as defined in the Separation Agreement), or if the Consulting

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Services terminate as a result of your death or disability, then your outstanding Company restricted shares and performance stock units (to the extent not yet vested at the time of such termination) will become vested at the same time and to the same extent that such awards would have vested pursuant to the terms of this Section 3 had the Consulting Services continued for the remainder of the Consulting Period. Except as provided in this Section 3, your Company equity compensation awards will remain subject to the terms of the Equity Plan and the award agreements governing such awards; provided, however, that notwithstanding anything in the Separation Agreement or this agreement to the contrary, a portion of the restricted shares described in this exhibit that will become Earned Shares (as defined in the applicable award agreements) will be withheld to cover applicable withholding taxes (in order of vesting subsequent to the date of the Separation Agreement).
(a)	Restricted Shares

With respect to 9,391 restricted shares of the Company granted to you on January 19, 2018, any such restricted shares with respect to which the Forfeiture Restrictions (as defined in the applicable award agreement) have not lapsed as of the Separation Date will become Earned Shares (as defined in the applicable award agreement) at the time that such restricted shares would have otherwise become Earned Shares had you remained continuously employed by the Company until the end of the Consulting Period.

With respect to 81,200 restricted shares of the Company granted to you on January 14, 2019 and 23,978 restricted shares of the Company granted to you on January 19, 2019, any such restricted shares with respect to which the Forfeiture Restrictions (as defined in the applicable award agreements) have not lapsed as of the Separation Date will become Earned Shares (as defined in the applicable award agreements) at the time that such restricted shares would have otherwise become Earned Shares had you remained continuously employed by the Company through and after the end of the Consulting Period.

With respect to the 54,580 restricted shares of the Company granted to you on March 5, 2020:

(i)

any such restricted shares with respect to which the Forfeiture Restrictions (as defined in the applicable award agreement) have not lapsed as of the Separation Date will become Earned Shares (as defined in the applicable award agreement) at the time (and to the extent) that such restricted shares would have otherwise become Earned Shares had you remained continuously employed by the Company until the end of the Consulting Period; and

(ii)

with respect to the portions of such restricted shares that do not vest as described in clause (i), (A) the portion of such restricted shares that would have become Earned Shares on March 5, 2022 had you remained continuously employed through such date will become Earned Shares on

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such date as if you had remained continuously employed by the Company until such date, and (B) the remainder of such restricted shares will be forfeited.

(b)	Performance Stock Units

With respect to the performance share units of the Company granted to you on January 19, 2018 (9,391 at target), such performance share units will become Earned PSUs (as defined in the applicable award agreement) at such time (and to such extent) that such performance share units would otherwise become Earned PSUs had you remained continuously employed by the Company until the end of the Consulting Period.

With respect to the performance share units of the Company granted to you on January 19, 2019 (23,978 at target) and March 5, 2020 (54,580 at target), such performance share units will vest in accordance with their terms at the same time and to the same extent that such performance share units would have vested had you remained in continuous employment with the Company until the last day of the Consulting Period and retired on that date.

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